EXHIBIT 3



                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     AMENDMENT NO. 1 (this "Amendment") dated as of July 31, 2001 between Scient Corporation, a Delaware corporation (the "Company"), and U.S. Stock Transfer Corporation, as rights agent (the "Rights Agent").

                              W I T N E S S E T H:

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of July 18, 2000 (the "Rights Agreement"; terms defined in the Rights Agreement and not otherwise defined herein being used herein as therein defined);

     WHEREAS, the Board of Directors of the Company has determined that in connection with the Merger Agreement (as defined below) and the transactions contemplated thereby, it is desirable to amend the Rights Agreement as set forth herein;

         NOW, THEREFORE, the parties agree as follows:

     1. The following Section shall be inserted following Section 34: "Section
35. Proposed Merger. Notwithstanding anything in this Agreement to the contrary, (i) no Distribution Date, Stock Acquisition Date or Flip-In Event shall be deemed to have occurred, (ii) neither iXL Enterprises, Inc., a Delaware corporation ("iXL"), nor any of its Subsidiaries or Affiliates shall be deemed to have become an Acquiring Person and (iii) no holder of Rights shall be entitled to any rights or benefits pursuant to Section 7, 11, or 13 or any other provision of this Agreement, in each case by reason of (w) the approval, execution, delivery and performance of the Agreement and Plan of Merger (the "Merger Agreement") dated July 31, 2001 among the Company, iXL, India-Sierra Holdings, Inc., a Delaware corporation, India Merger Sub, Inc., a Delaware corporation, and Sierra Merger Sub, Inc., a Delaware corporation, (x) the approval, execution, delivery and performance of the Scient Voting Agreement (the "Voting Agreement") dated July 31, 2001 among iXL and the stockholders of the Company listed on the signature pages thereto, (y) the approval of the Merger Agreement by the stockholders of the Company or (z) the consummation of the Mergers (as such term is defined in the Merger Agreement) or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement."

     2. Immediately prior to the Effective Time (as defined in the Merger Agreement) (i) the Rights Agreement shall be terminated and be without any further force or effect, (ii) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder, and (iii) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights


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Agreement, including without limitation, the right to purchase or otherwise acquire shares of the Preferred Stock or any other securities of the Company.

     3. This Amendment shall be deemed effective as of the date first set forth above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                 SCIENT CORPORATION


                                 By:        /s/ Michael Hand
                                    --------------------------------------
                                          Name:    Michael Hand
                                          Title:   Corporate Secretary and
                                                   Controller


                                 U.S. STOCK TRANSFER CORPORATION


                                 By:      /s/ Mark Cano
                                    --------------------------------------
                                          Name:    Mark Cano
                                          Title:   Senior Vice President